Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-212888, 333-183339, 333-166978, 333-151079, 333-135126 and 333-145843) on Form S-8 and in the Registration Statement (No. 333-233676) on Form S-3 of ModivCare, Inc. (formerly known as The Providence Service Corporation), of our report dated April 30, 2020, relating to the consolidated financial statements of AM Holdco, Inc. and Subsidiaries d/b/a Simplura Health Group as of and for the years ended December 31, 2019 and 2018, which report appears in the Form 8-K/A (Amendment No. 1) of ModivCare Inc. dated February 3, 2021. Our report on the consolidated financial statements expresses an unmodified opinion and refers to changes in the methods of accounting for revenue in 2019 due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) and the presentation of deferred acquisition payments in the statements of cash flows for 2019 and 2018 due to the adoption of Accounting Standards Update 2016-15, Statement of Cash Flows (Topic 230).

/s/ Dixon Hughes Goodman LLP

Charleston, WV

February 2, 2021